Exhibit 10.1
FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C.
CALIFORNIA DEPARTMENT OF FINANCIAL INSTITUTIONS
SAN FRANCISCO, CALIFORNIA

In the Matter of ALLIANCE BANK CULVER CITY, CALIFORNIA (INSURED STATE NONMEMBER BANK)	) ) ) ) ) ) ) ) ) )	STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST Docket FDIC-08-265b
     Subject to the acceptance of this STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) by the Federal Deposit Insurance Corporation (“FDIC”) and the California Department of Financial Institutions (“CDFI”), it is hereby stipulated and agreed by and between a representative of the Legal Division of FDIC, a representative of the CDFI, and Alliance Bank, (“Bank”), as follows:
     1. The Bank has been advised of its right to receive a NOTICE OF CHARGES AND OF HEARING (“NOTICE”) detailing the unsafe or unsound banking practices and violations of law alleged to have been committed by the Bank and of its right to a public hearing on the alleged charges under section 8(b)(l) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(l), and Section 1912 of the California Financial Code (“CFC”), and has waived those rights.
     2. The Bank, solely for the purpose of this proceeding and without admitting or denying any of the alleged charges of unsafe or unsound banking practices and any violations of

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law, hereby consents and agrees to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) by the FDIC and the CDFI. The Bank further stipulates and agrees that such ORDER will be deemed to be an order which has become final under the Act and the CFC, and that said ORDER shall become effective upon its issuance by the FDIC and the CDFI, and fully enforceable by the FDIC and the CDFI pursuant to the provisions of the Act and the CFC.
     3. In the event the FDIC and the CDFI accepts the CONSENT AGREEMENT and issues the ORDER, it is agreed that no action to enforce said ORDER in the United States District Court will be taken by the FDIC, and no action to enforce said ORDER in State Superior Court will be taken by the CDFI, unless the Bank or any institution-affiliated party, as such term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), has violated or is about to violate any provision of the ORDER,
     4. The Bank hereby waives:
(a)	The receipt of a NOTICE;

(b)	All defenses in this proceeding;

(c)	A public hearing for the purpose of taking evidence on such alleged charges;

(d)	The filing of Proposed Findings of Fact and Conclusions of Law;

(e)	A recommended decision of an Administrative Law Judge; and
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(f)	Exceptions and briefs with respect to such recommended decision.
     Dated: October 10, 2008.

FEDERAL DEPOSIT INSURANCE CORPORATION, LEGAL DIVISION BY:	ALLIANCE BANK CULVER CITY, CALIFORNIA

/s/ Adam Bialosky	/s/ Curtis Reis

Adam Bialosky Senior Regional Attorney	Curtis Reis

CALIFORNIA DEPARTMENT OF FINANCIAL	/s/ Robert H. Bothner

INSTITUTIONS	Robert H. Bothner
BY:

/s/ James M. Patten	/s/ Michael L. Abrams

James M. Patten Senior Counsel	Michael L. Abrams

/s/ Lyn S. Caron

Lyn S. Caron

/s/ Willie D. Davis

Willie D. Davis

/s/ Daniel T. Jackson

Daniel T. Jackson

/s/ D. Gregory Scott

D. Gregory Scott

/s/ Andrew A. Talley

Andrew A. Talley

/s/ Robert H. Thompson

Robert H. Thompson Comprising the Board of Directors of Alliance Bank, Culver City, California

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Exhibit 10.1
FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C.
DEPARTMENT OF FINANCIAL INSTITUTIONS
SAN FRANCISCO, CALIFORNIA

In the Matter of	)
)
ALLIANCE BANK	)	ORDER TO CEASE AND DESIST
CULVER CITY, CALIFORNIA	)
	)	Docket FDIC-08-265b
(INSURED STATE NONMEMBER BANK))
)

     Alliance Bank, Culver City, California (“Bank”), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and Section 1912 of the California Financial Code and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) with counsel for the Federal Deposit Insurance Corporation (“FDIC”), and with counsel for the California Department of Financial Institutions (“CDFI”), dated                     , 2008, whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and/or regulations, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) by the FDIC and the CDFI.

     The FDIC and the CDFI considered the matter and determined that they had reason to believe that the Bank had engaged in unsafe or unsound banking practices. The FDIC and the CDFI, therefore, accepted the CONSENT AGREEMENT and issued the following:
ORDER TO CEASE AND DESIST
     IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns, cease and desist from the following unsafe and unsound banking practices, as determined during the Joint FDIC and CDFI Examination (“Joint Examination”) commenced on June 30, 2008, the results of which were discussed during a meeting with the Bank’s Board of Directors (“Board”) on September 26, 2008:
     (a) operating with management whose policies and practices are detrimental to the Bank and jeopardize the safety of its deposits;
     (b) operating with the Board which has failed to provide adequate supervision over and direction to the active management of the Bank;
     (c) operating with inadequate capital in relation to the kind and quality of assets held by the Bank;
     (d) operating with an inadequate loan valuation reserve;
     (e) operating with a large volume of poor quality loans;
     (f) engaging in unsatisfactory lending and collection practices;
     (g) operating in such a manner as to produce operating losses; and
     (h) operating with inadequate provisions for liquidity.
     IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:

     1. The Bank shall have and retain qualified management.
          (a) Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank. Management shall include the following: (i) a chief executive officer with proven ability in managing a bank of comparable size, and experience in upgrading a low quality loan portfolio, improving earnings, and other matters needing particular attention; (ii) a chief financial officer with demonstrated ability in all financial areas including, but not limited to, accounting, regulatory reporting, budgeting and planning, management of the investment function, liquidity management, and interest rate risk management; and (iii) a chief credit officer with significant appropriate lending, collection, and loan supervision experience and experience in improving a low quality loan portfolio. The chief executive officer, the chief financial officer, and the chief credit officer are hereafter referred to collectively as “Senior Executive Officers.” Each Senior Executive Officer shall be provided appropriate written authority from the Bank’s Board to implement the provisions of this ORDER.
          (b) The qualifications of management shall be assessed on its ability to:
               (i) comply with the requirements of this ORDER;
               (ii) operate the Bank in a safe and sound manner;
               (iii) comply with applicable laws and regulations; and
               (iv) restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk.
     Without limiting the generality of the foregoing, the Commissioner of the CDFI (“Commissioner”) and the Regional Director of the FDIC’s San Francisco Regional Office

(“Regional Director”) reserve the right to determine whether current senior executive officers and directors of the Bank will be considered to be qualified for purposes of this Order.
          (c) During the life of this ORDER, the Bank shall notify the Regional Director and the Commissioner in writing when it proposes to add any individual to the Bank’s Board or employ any individual as a Senior Executive Officer. The notification must be received at least thirty (30) days before such addition or employment is intended to become effective and should include a description of the background and experience of the individual or individuals to be added or employed. The Bank shall not add, elect or appoint any individual to the Bank’s Board or employ any individual as a Senior Executive Officer if the Commissioner or the Regional Director, in response to the Bank’s notification as required in this paragraph, notifies the Bank of his or her disapproval.
     2. Within sixty (60) days from the effective date of this ORDER, the Bank’s Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; operating policies; individual committee actions; and liquidity and interest rate risk/sensitivity reports. The Bank’s Board minutes shall document these reviews and approvals, including the names of any dissenting directors.
     3. (a) Within fifteen (15) days from the effective date of this ORDER, the Bank shall formulate, adopt, and implement a comprehensive capital plan (the “Capital Plan”) acceptable to the Regional Director and the Commissioner. Such Capital Plan shall identify the sources and timing of additional capital and shall, at a minimum, provide a plan for compliance with Paragraphs 3(b) and 3(c) of this ORDER. The Capital Plan shall also discuss plans and a timeframe for seeking a merger or acquisition partner as an alternative should the Bank be unable to meet the requirements of Paragraphs 3(b) and 3(c) of this ORDER.
          (b) By December 12, 2008, the Bank shall increase its Tier 1 capital by not less than $30,000,000, and remain well capitalized during the life of this ORDER.
          (c) By November 12, 2008, the Bank shall submit a status report on the requirement to raise capital, pursuant to subparagraph (b) above, to the Regional Director and the Commissioner.
          (d) The level of Tier 1 capital to be maintained during the life of this ORDER pursuant to Subparagraph 3(a) shall be in addition to a fully funded allowance for loan and lease losses (“Allowance”), the adequacy of which shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.
          (e) Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 3 of this ORDER may be accomplished by the following:
               (i) the sale of common stock; or
               (ii) the sale of noncumulative perpetual preferred stock; or
               (iii) the direct contribution of cash by the Bank’s Board, shareholders, and/or parent holding company; or
               (iv) any other means acceptable to the Regional Director and the Commissioner; or
               (v) any combination of the above means.

Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 3 of this ORDER may not be accomplished through a deduction from the Bank’s Allowance.
          (f) If all or part of the increase in Tier 1 capital required by Paragraph 3 of this ORDER is accomplished by the sale of new securities, the Bank’s Board shall forthwith take all necessary steps to adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank’s securities (including a distribution limited only to the Bank’s existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with the Federal securities laws and California Financial Code Section 690 et. seq. Prior to the implementation of the plan and, in any event, not less than fifteen (15) days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Registration and Disclosure Unit, Washington, D.C. 20429, for review, and the CDFI for review. Any changes requested to be made in the plan or materials by the FDIC or the CDFI shall be made prior to their dissemination. If the increase in Tier 1 capital is provided by the sale of noncumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Regional Director and the Commissioner for prior approval.
          (g) In complying with the provisions of Paragraph 3 of this ORDER, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities, a written notice of any planned or existing development or other changes, which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within ten (10) days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank’s securities who received or was tendered the information contained in the Bank’s original offering materials.
          (h) For the purposes of this ORDER, the terms “Tier 1 capital” and “total assets” shall have the meanings ascribed to them in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. §§ 325.2(v) and 325.2(x).
     4. (a) During the life of this Order, the Bank shall have and maintain an adequate Allowance commensurate to the overall risk in its portfolio.
          (b) Additionally, within thirty (30) days from the effective date of this ORDER, the Bank’s Board shall develop or revise, adopt and implement a comprehensive policy for determining the adequacy of the Allowance. The policy shall provide for a review of the Allowance at least once each calendar quarter. Said review should be completed within twenty (20) days after the end of each quarter, in order that the findings of the Bank’s Board with respect to the Allowance may be properly reported in the quarterly Reports of Condition and Income. The review shall focus on the results of the Joint Examination, the Bank’s internal loan review, loan loss experience, trends of delinquent and non-accrual loans, potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. In addition, the Bank should document the analysis that resulted in the impairment decision for each loan under Financial Accounting Standards Number 114 (“FAS 114”) and the impairment measurement method used. A deficiency in the Allowance shall be remedied in the calendar quarter in which it is discovered, prior to submitting the quarterly Reports of Condition and

Income, by a charge to current operating earnings. The minutes of the Bank’s Board meeting at which such review is undertaken shall indicate the results of the review. Upon completion of the review, the Bank shall increase and maintain its Allowance consistent with the policy established. Such policy and its implementation shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.
     5. Within sixty (60) days from the effective date of this ORDER, the Bank shall adopt and implement a written plan for the reduction and collection of classified assets and delinquent loans. The plan shall be acceptable to the Regional Director and the Commissioner.
     6. Within sixty (60) days from the effective date of this ORDER, the Bank shall develop or revise, adopt, and implement a written plan requiring the prudent diversification of the Bank’s loan portfolio. Such plan shall include, but not be limited to, specific goals and timeframes for a reduction in the Bank’s current concentration in construction and land development loans. Such plan and its implementation shall be acceptable to the Regional Director and the Commissioner.
     7. Within sixty (60) days of the effective date of this ORDER, the Bank shall develop and submit to the Regional Director and the Commissioner a written three-year strategic plan. Such plan shall address ways to ensure that the Bank maintains adequate capital and liquidity, and shall specifically address the composition of the loan and deposit portfolios and provisions for increasing the Bank’s core deposits. Such plan shall be in a form and manner acceptable to the Regional Director and the Commissioner.
     8. Within sixty (60) days from the effective date of this ORDER, the Bank shall formulate and implement a written profit plan. This plan shall be forwarded to the Regional Director and the Commissioner for review and comment and shall address, at a minimum, goals and strategies for improving and sustaining the earnings of the Bank, including identification of the major areas in, and means by which, the Bank’s Board will seek to improve the Bank’s operating performance.
     9. (a) Within sixty (60) days from the effective date of this ORDER, the Bank shall formulate and fully implement a comprehensive budget for all categories of income and expense. The budget required by this paragraph shall include formal goals and strategies, consistent with sound banking practices, to improve the Bank’s net interest margin, increase interest income, reduce discretionary expenses, and improve and sustain the earnings of the Bank. The plan shall include a description of the operating assumptions that form the basis for, and adequately support, major projected income and expense components. Thereafter, the Bank shall formulate such a plan and budget by November 30 of each subsequent year.
          (b) The budget required by this provision shall, upon completion, be submitted to the Regional Director and the Commissioner for their review and opportunity for comment.
          (c) Following the end of each calendar quarter, the Bank’s Board shall evaluate the Bank’s actual performance in relation to the budget and shall record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Bank’s Board meeting at which such evaluation is undertaken.
     10. During the life of this Order, the Bank shall not engage in any new lines of business except with the prior written approval of the Regional Director and the Commissioner.
     11. During the life of this ORDER, the Bank shall maintain sufficient on-balance sheet and off-balance sheet liquidity to meet all obligations as they come due.

     12. Within sixty (60) days from the effective date of this ORDER, the Bank shall develop or revise, adopt, and implement a written liquidity and funds management policy. Such policy and its implementation shall be in a form and manner acceptable to the Regional Director and the Commissioner. At a minimum, the policy shall require a plan to reduce its reliance upon volatile funding sources, including money desk and brokered deposits (“MDB Deposits”). The plan should contain details as to the current composition of MDB Deposits by maturity and explain the means by which such deposits will be paid or rolled over. The Regional Director and the Commissioner shall have the right to reject the Bank’s plan. On the 10th and 25th days of each month, the Bank shall provide a written progress report to the Regional Director and the Commissioner detailing the level, source, and use of MDB Deposits with specific reference to progress under the Bank’s plan. For purposes of this ORDER, brokered deposits are defined as described in section 337.6(a)(2) of the FDIC’s Rules and Regulations to include any deposits funded by third party agents or nominees for depositors, including deposits managed by a trustee or custodian when each individual beneficial interest is entitled to or asserts a right to federal deposit insurance.
     13. During the life of this ORDER, the Bank shall file Consolidated Reports of Conditions and Income which accurately reflect the financial condition of the Bank as of the end of the period for which the Reports are filed, including any adjustment in the Bank’s books made necessary or appropriate as a consequence of any FDIC or CDFI examination of the Bank during that reporting period.
     14. The Bank shall not pay any cash dividends without the prior written consent of the Regional Director and the Commissioner.

     15. Within thirty (30) days of the end of the first quarter following the effective date of this ORDER, and within thirty (30) days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Regional Director and the Commissioner detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports shall include a copy of the Bank’s Report of Condition and the Bank’s Report of Income. Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Regional Director and the Commissioner have released the Bank in writing from making further reports.
     16. Following the effective date of this ORDER, the Bank shall send to its shareholder(s) or otherwise furnish a description of this ORDER in conjunction with the Bank’s next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Accounting and Securities Section, Washington, D.C. 20429, at least fifteen (15) days prior to dissemination to shareholders. Any changes requested to be made by the FDIC shall be made prior to dissemination of the description, communication, notice, or statement.
     17. This ORDER will become effective upon its issuance by the FDIC and the CDFI. Violation of any provision of this ORDER will be deemed to be conducting business in an unsafe or unsound manner, and will subject the Bank to further regulatory enforcement action. The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the FDIC and the CDFI.

Pursuant to delegated authority.
Dated at San Francisco and                                         , California, respectively, this                     day of October, 2008 and this                      day of October, 2008.

Stan Ivie	William S. Haraf
Regional Director	Commissioner of Financial Institutions
Division of Supervision and	California Department of Financial Institutions
Consumer Protection
San Francisco Region
Federal Deposit Insurance Corporation

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